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                                                               EXHIBIT 12

                        HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                      Thirteen Weeks Ended March 27, 1994

                            (Thousands of Dollars)





Earnings available for fixed charges:
  Net earnings                                                   $22,435
  Add:
    Cumulative effect of change
     in accounting principles                                      4,282
    Fixed charges                                                  8,674
    Income taxes                                                  16,726
                                                                  ------
      Total                                                      $52,117
                                                                  ======


Fixed Charges:
  Interest on long-term debt                                     $ 2,903
  Other interest charges                                           2,533
  Amortization of debt expense                                        97
  Rental expense representative
   of interest factor                                              3,141
                                                                  ------
      Total                                                      $ 8,674
                                                                  ======

Ratio of earnings to fixed charges                                  6.01
                                                                  ======




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